Exhibit 99.1

MagnaChip Semiconductor Reports

First Quarter Results

Seoul, South Korea, May 1, 2006 – MagnaChip Semiconductor today announced results for the first quarter ended April 2, 2006.

Revenue for the three months ended April 2, 2006 was $213.1 million, compared to $213.4 million in the first quarter of 2005.

Gross margin was $40.3 million or 18.9% of revenue for the quarter ended April 2, 2006, compared to $26.0 million or 12.2% of revenue for the quarter ended April 3, 2005. The first quarter of 2005 included a non-cash charge of $4.5 million for the write up of inventory to fair market value, which were subsequently sold during the first quarter of 2005. On a non-GAAP basis, gross margin in the current quarter increased by 460 basis points from 14.3% in the first quarter of 2005.

Operating expenses were $51.4 million in the first quarter or 24.1% of revenue compared to $54.6 million or 25.6% of revenue during the first quarter of 2005. The decrease of $3.2 million from the prior year quarter was primarily due to lower amortization of intangible assets associated with sale of the Application Processor business and ongoing cost controls. Operating loss was $11.1 million during the quarter compared to an operating loss of $28.6 million in the prior year quarter.

Net interest expense for the first quarter was $14.7 million, compared to $13.9 million in the first quarter of 2005. Net loss for the three months ended April 2, 2006 was $3.9 million compared to a net loss of $31.3 million in the prior year quarter.

Dr. Youm Huh, President and CEO of MagnaChip Semiconductor, commented, “Revenue was in-line with guidance despite a seasonally slow quarter for the industry due to our participation in fast growth end markets in image sensor solutions, and mixed-signal and digital multimedia semiconductors. We were able to achieve essentially flat revenue on a year over year basis, even though the prior year included a full quarter’s revenue from our Application Processor business, which we have now sold. We continue to build MagnaChip’s brand name and visibility world-wide. We launched our new line of CMOS Image Sensors this quarter—our 2 Megapixel CMOS image sensor SOC and our high-performance 1.3 Megapixel CMOS image sensor SOC, which we believe will be growth drivers for us in 2006 and beyond. Overall, we continue to leverage our expansive R&D and manufacturing resources to increase market penetration. In line with these efforts, we held a very successful SMS technology symposium in Beijing with attendees from IC design houses, customers and technology partners from China and showcased our line of Imaging Solutions at the 3GSM World Congress.”

Robert Krakauer, EVP of Strategic Operations and CFO of MagnaChip Semiconductor, said,

“During the quarter, we initiated a Six Sigma management system that is expected to result in improved product quality, substantial cost savings, and enhance our industry leading profile. This initiative specifically focuses on three areas within MagnaChip: Sales & marketing, Research & Development, and Production. Our Six Sigma initiatives will allow us to more effectively deliver industry-leading solutions to our consumer electronics and communications customers worldwide and place us on the same corporate development path as recognized global industry leaders. This program is not only limited to enhancing cost savings and quality but will be actively used to improve overall business management, innovation and execution.”

Krakauer continued, “We also completed the sale of our Application Processor business to ABOV Semiconductor Co., Ltd. The close of this sale allows us to now focus further on our three core businesses - Display Solutions, Imaging Solutions and our Semiconductor Manufacturing Services. MagnaChip will continue to provide foundry services to the new entity.”

Second Quarter 2006 Outlook

For the second quarter of 2006, the Company expects reduced revenues due to the transition to new products that are expected to improve revenue growth into the second half of the year.

Investor Conference Call / Webcast Details

MagnaChip will report full results for the first quarter 2006 on Monday, May 1, 2006 at 10:00 a.m. in New York (11:00 p.m., Monday, May 1 in South Korea). The conference call will be available at www.magnachip.com and by telephone at +1-(201) 689-8470. A replay of the call will be available in two hours after the call through midnight on Tuesday, May 9, 2006 in New York (noon on Tuesday, May 9,2006 in Seoul)at www.magnachip.com and by telephone at +1-(201) 612-7415. The account number to access the replay is 3055 and the confirmation ID number is 196939, respectively.

About MagnaChip Semiconductor

MagnaChip Semiconductor is a leading designer, developer and manufacturer of mixed-signal and digital multimedia semiconductors addressing the convergence of consumer electronics and communications devices. We focus on CMOS image sensors and flat panel display drivers, which are complex, high performance, mixed signal semiconductors that capture images and enable and enhance the features and capabilities of both small and large flat panel displays. MagnaChip also provides wafer foundry services utilizing CMOS high voltage, embedded memory, analog and power process technologies for the manufacture of IC’s for customer-owned designs. MagnaChip has world-class manufacturing capabilities and an extensive portfolio of approximately 11,900 registered and pending patents. As a result, MagnaChip is a valued partner in providing leading technology solutions to its customers worldwide. For more information, visit www.magnachip.com.

Forward-Looking Statements:

Certain statements in this press release including statements regarding expected future financial and industry growth are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially. In some cases, you can identify forward-looking statements by such terms as “believes,” “expects,” “anticipates,” “intends,” “estimated,” the negative of these terms, or other comparable terminology. Factors that could cause actual results to differ include general business and economic conditions and the state of the semiconductor industry; demand for end-use products by consumers and inventory levels of such products in the supply chain; changes in demand from significant customers; changes in customer order patterns; changes in product mix; capacity utilization; level of competition; pricing pressure and declines in average selling price; delays in new product introduction; continued success in technological innovations and delivery of products with the features customers demand; shortage in supply of materials or capacity requirements; availability of financing; exchange rate fluctuations; litigation and other risks as described in the Company’s SEC filings, including its annual report on Form 10-K for the year ended December 31, 2005.

Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements.

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CONTACTS:

In Korea: Robert Krakauer, EVP Strategic Operations, CFO Tel: 82-2-3459-3682 rkrakauer@magnachip.com	In the U.S.: David Pasquale, EVP at The Ruth Group Tel: +646-536-7006 dpasquale@theruthgroup.com

MagnaChip Semiconductor

Condensed Consolidated Income Statements

(In thousands of U.S. Dollars, except unit data)

(Unaudited)

	Three Months Ended
	April 2, 2006	April 3, 2005
Net sales	$213,143	$213,390
Cost of sales	172,815	187,438

Gross profit	40,328	25,952
Operating expenses:
Selling, general and administrative	21,531	28,479
Research and development	29,918	26,099

Operating loss	(11,121)	(28,626)
Other income (expenses):
Interest expenses, net	(14,733)	(13,901)
Foreign currency gain (loss), net	24,237	13,601

Income (Loss) before income taxes	(1,617)	(28,926)
Income tax expense	2,274	2,352

Net loss	$(3,891)	$(31,278)

Dividends accrued on preferred units	2,633	2,395

Net loss attributable to common units	$(6,524)	$(33,673)

Net loss per common units Basic and Diluted	(0.12)	(0.64)
Common units used in per common units calculation: Basic and Diluted	53,105	52,533

Key Ration & Information:
Gross Margin	18.9%	12.2%
Operating Expenses as a % of Revenue	24.1%	25.6%
Operating Margin	(5.2%)	(13.4%)
Depreciation & Amortization Expense	50,304	55,306
Capital Expenditures	14,239	12,981

MagnaChip Semiconductor

Reconciliation of US GAAP Gross Profit, Operating Income (Loss) and Net Income (Loss) to

Non-US GAAP Gross Profit, Operating Income (Loss) and Net Income (Loss)

(In thousands of US Dollars)

(Unaudited)

Use of Non-US GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a US GAAP basis, MagnaChip Semiconductor uses non-US GAAP measures of gross profit, operating income (loss) and net income (loss), that are US GAAP gross profit, operating income (loss) and net income (loss) adjusted to exclude certain costs, expenses or gains, referred to as special items. Non-US GAAP adjusted gross profit, operating income (loss) and net income (loss) measure give an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, our non-US GAAP adjusted measure of gross profit, operating income (loss) and net income (loss) are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for gross profit, operating income (loss) and net income (loss) prepared in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended April 2, 2006			Three Months Ended April 3, 2005
	Gross Profit	Operating Income (Loss)	Net Income (Loss)	Gross Profit	Operating Income (Loss)	Net Income (Loss)
US GAAP Amounts	$40,328	$(11,121)	$(3,891)	$25,952	$(28,626)	$(31,278)
Special items
(1) Fair value uplift of inventory expense	—	—	—	4,475	4,475	4,475
(2) Order back log amortization	—	—	—	—	2,969	2,969

Total special items	—	—	—	4,475	7,444	7,444

Non-US GAAP Profit	$40,328	$(11,121)	$(3,891)	$30,427	$(21,182)	$(23,834)

Adjusted Gross Margin			18.9%			14.3%
Adjusted Operating Expense - % of Revenue			24.1%			24.2%
Adjusted Operating Margin			(5.2)%			(9.9)%

Non-US GAAP adjusted condensed consolidated statements of operations are intended to present the Company’s operating results, excluding special items. The special items excluded for the three months ended April 3, 2005 are as follows:

(1)	Fair value uplift for inventories in purchase accounting, non-cash charge in the first quarter of 2005

(2)	Order back log capitalized in purchase accounting and amortized over three months

MagnaChip Semiconductor

Condensed Consolidated Balance Sheets

(In thousands of US Dollars)

(Unaudited)

	April 2, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$88,592	$86,574
Accounts receivable, net	96,391	112,053
Inventories, net	81,623	88,677
Other current assets	25,670	22,486

Total current assets	292,276	309,790
Property, plant and equipment, net	475,058	485,077
Goodwill and intangible assets	186,153	191,389
Other non-current assets	56,104	54,391

Total assets	$1,009,591	$1,040,647

Liabilities & Unitholders’ Equity
Current liabilities
Accounts and other payable	$92,694	$129,279
Other current liabilities	41,655	39,070

Total current liabilities	134,349	168,349
Long-term borrowings	750,000	750,000
Other non-current liabilities	63,091	62,320

Total liabilities	947,440	980,669
Redeemable convertible preferred units	109,095	106,462

Unitholders equity	(46,944)	(46,484)

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$1,009,591	$1,040,647